Exhibit 10.4

AGREEMENT BETWEEN

GREATER DELAWARE VALLEY SAVINGS BANK

(doing business as Alliance Bank)

and

Suzanne J. Ricci

THIS AGREEMENT is dated this 20th day of May 2004 between Greater Delaware Valley Savings Bank, a Pennsylvania-chartered savings bank doing business as Alliance Bank (the “Bank”), and Suzanne J. Ricci (the “Executive”).  The Bank is the majority owned subsidiary of Greater Delaware Valley Holdings, A Mutual Company, a Pennsylvania-chartered mutual holding company (the “MHC”).

WITNESSETH

WHEREAS, the Executive is presently an officer of the Bank;

WHEREAS, the Bank desires to be ensured of the Executive’s continued active participation in the business of the Bank; and

WHEREAS, in order to induce the Executive to remain in the employ of the Bank and in consideration of the Executive’s agreeing to remain in the employ of the Bank, the parties desire to specify the severance benefits which shall be due the Executive in the event that her employment with the Bank is terminated under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.             Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Annual Compensation.  The Executive’s “Average Annual Compensation” for purposes of this Agreement shall be deemed to mean the average level of compensation paid to the Executive by the Bank or any subsidiary thereof during the most recent five taxable years preceding the Date of Termination and which was either (i) included in the Executive’s gross income for tax purposes, including but not limited to Base Salary, bonuses and amounts taxable to the Executive under any qualified or non-qualified employee benefit plans of the Bank, or (ii) deferred at the election of the Executive.

(b)           Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)           Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or a material breach of any provision of this Agreement.

(d)           Change in Control of the Bank.  “Change in Control of the Bank” shall mean the occurrence of any of the following: (i) an event that would be required to be reported in response to Item 1(a) of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities

Exchange Act of 1934, as amended (“Exchange Act”), or any successor thereto, whether or not any class of securities of the Bank is registered under the Exchange Act; (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the MHC is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing 20% or more of the combined voting power of the Bank’s then outstanding securities; or (iii) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; provided, however, notwithstanding anything to the contrary herein, a “Change in Control of the Bank” shall not be deemed to have occurred if the MHC ceases to own at least a majority of all issued and outstanding shares of common stock of the Bank in connection with a reorganization of the MHC pursuant to which the MHC converts from mutual to stock form in a transaction that does not involve a merger or combination with any company which is not an affiliate of the MHC; provided, further, that a “Change in Control of the Bank” will be deemed to have occurred if in connection with a reorganization, a merger or business combination occurs with a company that is not an affiliate of the MHC (an “Acquisition Transaction”) and less than majority of the Bank’s Board of Directors immediately subsequent to the Acquisition Transaction is comprised of members of the Bank’s Board of Directors immediately prior to such Acquisition Transaction.

(e)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)            Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for Disability, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination.

(g)           Disability.  Termination by the Bank of the Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Bank or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

(h)           Good Reason.  Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive within twenty four (24) months following a Change in Control of the Bank based on:

(i)                                     Without the Executive’s express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the office of Chief Technology Officer of the Bank or a material adverse change made by the Bank in the Executive’s functions, duties or responsibilities as Chief Technology Officer of the Bank except in connection with the termination of the Executive’s employment for Cause, Disability or Retirement or as a result of the Executive’s death or by the Executive other than for Good Reason;

(ii)                                  Without the Executive’s express written consent, a reduction by the Bank in the Executive’s base salary as in effect immediately prior to the date of the Change in Control of the Bank or as the same may be increased from time to time thereafter or, taken as a whole, except to the extent permitted by

Section 3(b) hereof, a reduction in the package of fringe benefits provided to the Executive;

(iii)                               The principal executive office of the Bank is relocated outside of the Broomall, Pennsylvania area or, without the Executive’s express written consent, the Bank requires the Executive to be based anywhere other than an area in which the Bank’s  principal executive office is located, except for required travel on business of the Bank to an extent substantially consistent with the Executive’s present business travel obligations;

(iv)                              Any purported termination of the Executive’s employment for Cause, Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (j) below; or

(v)                                 The failure by the Bank to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 9 hereof.

(i)            IRS.  IRS shall mean the Internal Revenue Service.

(j)            Notice of Termination.  Any purported termination of the Executive’s employment by the Bank for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Bank’s termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 10 hereof.

(k)           Retirement.  “Retirement” shall mean voluntary termination by the Executive in accordance with the Bank’s retirement policies, including early retirement, generally applicable to their salaried employees.

2.             Term of Employment.

(a)           The Bank hereby employs the Executive as Chief Technology Officer, and the Executive hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement.  The term of this Agreement shall be a period of one year commencing as of the date hereof (the “Commencement Date”), subject to earlier termination as provided herein.  Beginning on the first anniversary of the Commencement Date, and on each annual anniversary thereafter, the term of this Agreement shall be extended for a period of one year (such that at any time the remaining term of this Agreement shall be from two to three years) provided that neither the Bank nor Executive have given notice to the other party hereto in writing at least 60 days prior to such day that the term of this Agreement shall not be extended further.  Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.  The Board of Directors of the Bank shall review on a periodic basis (and no less frequently than annually) whether to permit further extensions of the term of this Agreement.  If either party hereto gives timely notice that the term will not be extended as of any annual anniversary date, then this Agreement shall terminate at the conclusion of its remaining term.  As part of such review, the Board of Directors shall consider all relevant factors, including the Executive’s performance hereunder, and shall either expressly approve further extensions of the term of this Agreement or decide to provide notice to the contrary.

(b)           During the term of this Agreement, the Executive shall perform such executive services for the Bank as may be consistent with her titles and from time to time assigned to her by the Bank’s Board of Directors.

3.             Compensation and Benefits.

(a)           The Bank shall compensate and pay the Executive for her services during the term of this Agreement at a minimum base salary of $80,000.00 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Bank’s Board of Directors and may not be decreased without the Executive’s express written consent.  In addition to her Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Bank’s Board of Directors.

(b)           During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, restricted stock grant plan, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Bank, to the extent commensurate with her then duties and responsibilities, as fixed by the Board of Directors of the Bank.  The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Bank.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)           During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Bank.  The Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Bank.

(d)           In the event the Executive’s employment is terminated due to Disability or Retirement, the Bank shall provide continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for the Executive immediately prior to his termination.  Such coverage shall be provided for the period otherwise remaining in the term of this Agreement but for such Disability or Retirement and thereafter shall continue if, and to the extent, provided by the Bank’s policies in existence at such time.

(e)           In the event of the Executive’s death during the term of this Agreement, the Bank shall provide to the Executive’s spouse for the period otherwise remaining in the term of this Agreement but for Executive’s death continued medical and dental coverage substantially identical to the coverage maintained by the Bank for the Executive immediately prior to her death.

4.             Expenses.  The Bank shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile expenses and other traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers.  If such expenses are paid in the first instance by the Executive, the Bank shall reimburse the Executive therefor.

5.             Termination.

(a)           The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate her employment hereunder for any reason.

(b)           In the event that (i) the Executive’s employment is terminated by the Bank for Cause or (ii) the Executive terminates her employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)           In the event that the Executive’s employment is terminated as a result of Disability or Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination except as provided in Section 3 hereof.

(d)           In the event that (i) the Executive’s employment is terminated by the Bank for other than Cause, Disability, Retirement, the Executive’s death and other than in connection with or subsequent to a Change in Control of the Bank or (ii) such employment is terminated by the Executive due to a material breach of this Agreement by the Bank, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Bank, then the Bank shall:

(A)          pay to the Executive, in either twelve (12) equal monthly installments beginning with the first business day of the month following the Date of Termination or in a lump sum as of the Date of Termination (at the Executive’s election), a cash severance amount equal to one (1) times the Executive’s Average Annual Compensation, and

(B)           maintain and provide for a period ending at the earlier of (i) the expiration of one year from the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other employee benefit plans, programs and arrangements offered by the Bank in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding (x) stock option and restricted stock plans of the Bank, (y) bonus and other items of cash compensation included in Average Annual Compensation and (z) other benefits, or portions thereof, included in Average Annual Compensation), provided that in the event that the Executive’s participation in any plan, program or arrangement as provided in this subparagraph (B) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Bank shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

(e)           In the event that the Executive’s employment is terminated subsequent to a Change in Control of the Bank by (i) the Bank for other than Cause, Disability, Retirement or the Executive’s death or (ii) by the Executive for Good Reason, then the Bank shall:

(A)          pay to the Executive, in either twelve (12) equal monthly installments beginning with the first business day of the month following the Date of Termination or in a lump sum as of the Date of Termination (at the Executive’s election), a cash severance amount equal to three (3) times the Executive’s Average Annual Compensation, and

(B)           maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of this Agreement as of the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other employee benefit plans, programs and arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding (x) stock option and restricted stock plans of the Employers, (y) bonus and other items of cash compensation included in Average Annual Compensation and (z) other benefits, or portions thereof, included in Average Annual Compensation), provided that in the event that the Executive’s participation in any plan, program or arrangement as provided in this subparagraph (B) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Bank shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

6.             Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank and/or the MHC, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits payable by the Bank pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent counsel selected by the Bank’s independent public accountants and paid by the Bank.  Such counsel shall be reasonably acceptable to the Bank and the Executive, shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of  employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.             Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)           The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Bank pursuant to employee benefit plans of the Bank or otherwise.

8.             Withholding.  All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.             Assignability.  The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.          Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Secretary
Greater Delaware Valley Saving Bank
(doing business as Alliance Bank)
541 Lawrence Road
Broomall, Pennsylvania 19008

To the Executive:

11.          Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Bank’s Board of Directors to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.          Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

13.          Nature of Obligations.  Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

14.          Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.          Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.          Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

18.          Payment of Costs and Legal Fees and Reinstatement of Benefits.  In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration, or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (2) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

19.          Indemnification.  The Bank shall provide the Executive (including her heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (and her heirs, executors and administrators) to the fullest extent permitted under Pennsylvania law against all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of her having been a director or officer of the Bank (whether or not she continues to be a director or officer at the time of incurring such expenses or liabilities).  Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

20.          Entire Agreement.  This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein.  All prior agreements between the Bank and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	GREATER DELAWARE VALLEY
SAVINGS BANK
(doing business as Alliance Bank)

/s/ Dolores A. DeBaecke	By:	/s/ William E. Hecht
Dolores A. DeBaecke, Secretary		Chief Executive Officer

Attest:	EXECUTIVE

/s/ Rene L. Schiller	By:	/s/ Suzanne J. Ricci